                                                                      Exhibit 99

PFGI Capital Corporation
One East Fourth Street
Cincinnati, Ohio 45202

Dear Sirs:

In accordance with the notification to the Securities and Exchange Commission on
Form  12b-25 of the PFGI  Capital  Corporation's  inability  to timely  file its annual  report on Form 10-K for the year ended  December 31,  2002,  the factors described in the  succeeding  paragraph make  impractical  the submission of our report as of a date which will permit  timely  filing of your 2002 annual report to the Commission.

All of the common stock of the Registrant is owned by Provident Financial Group,
Inc.  Certain  information to be presented in the  Registrant's  10-K depends on financial  information  to be  presented in Provident  Financial  Group's  10-K.
Provident Financial Group Inc. has stated that it will not file its Form 10-K as due on March 31, 2003 and is filing a Form 12b-25 to that effect.

You are  authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

Very truly yours

/s/ Ernst & Young LLP

Cincinnati, Ohio
March 31, 2003